Exhibit 5.1

STRADLING YOCCA CARLSON & RAUTH, P.C. 660 NEWPORT CENTER DRIVE, SUITE 1600 NEWPORT BEACH, CA 92660-6422 SYCR.COM	CALIFORNIA NEWPORT BEACH SACRAMENTO SAN DIEGO SAN FRANCISCO SANTA BARBARA SANTA MONICA COLORADO DENVER NEVADA RENO WASHINGTON SEATTLE

March 20, 2017

Tandem Diabetes Care, Inc.

11045 Roselle Street

San Diego, California 92121

Re:	Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Tandem Diabetes Care, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-1 (Filing No. 333-216531), as amended by Amendment No. 1 thereto filed on March 20, 2017 (as so amended, and as may be further amended or supplemented from time to time, the “Registration Statement”) with the Securities and Exchange Commission, covering an underwritten public offering of up to 20,700,000 shares (the “Shares”) of the Company’s common stock, par value $0.001, which includes up to 2,700,000 Shares that may be sold by the Company pursuant to the exercise of an over-allotment option granted to the underwriters by the Company. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters.

In connection with the preparation of this opinion, we have examined such documents, including the Company’s certificate of incorporation, as in effect on the date hereof (the “Certificate of Incorporation”), the Company’s amended and restated by-laws, as in effect on the date hereof (the “Bylaws”), and the resolutions adopted by the Company’s Board of Directors relating to the Registration Statement and the issuance of the Shares (the “Resolutions”), and considered such questions of law as we have deemed necessary or appropriate. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures. As to questions of fact material to our opinions, we have relied upon the certificates of certain officers of the Company without independent investigation or verification.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

We render this opinion only with respect to the General Corporation Law of the State of Delaware, and we express no opinion herein concerning the application or effect of the laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and further consent to the reference to us in the Registration Statement and any amendments thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

This opinion is intended solely for use in connection with the issuance and sale of the Shares pursuant to the Registration Statement and is not to be relied upon for any other purpose or delivered to or relied upon by any other person without our prior written consent. This opinion is rendered as of the date hereof and based solely on our understanding of facts in existence as of such date after the examination described in this opinion. We assume no

Securities Registered under Registration Statement on Form S-1

March 20, 2017

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obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH, P.C.

/s/ Stradling Yocca Carlson & Rauth, P.C.